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                                                                     EXHIBIT 11

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                                                    BITSTREAM INC AND SUBSIDIARIES
                                                   COMPUTATION OF EARNINGS PER SHARE


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                                                                     9 MOS ENDED     3 MOS ENDED       9 MOS ENDED       3 MOS ENDED
                                                                       3/30/96         9/30/96           9/30/95           9/30/95
                                                                     -----------     -----------       -----------       -----------
Preferred Stock, Convertible                                          3,173,737        3,173,737        3,173,737          3,173,737
Common Stock - Class A                                                  285,230          288,646          281,813            281,813
Common Stock - Class B Convertible                                       30,864           30,864           30,864             30,864
                                                                      --------------------------------------------------------------


Proforma weighted average common shares
outstanding during the period                                         3,489,831        3,493,247        3,486,414          3,486,414


Dilutive effect of options granted within one year of
filing initial public offering registration statement                    34,841           34,841           34,841             34,841


Dilutive effect of common stock options and
warrants granted prior to one year from initial
public offering registration statement                                1,207,050        1,206,367        1,181,065          1,181,065
                                                                      ==========       =========        =========          =========


Proforma weighted average common and common
equivalent shares outstanding                                         4,731,722        4,734,455        4,702,320          4,702,320
                                                                      ==========       =========        =========          =========


Net income adjusted for assumed interest expense
savings and incremental interest income                               1,234,277          157,805        1,035,177            134,682


Proforma net income per common and
common equivalent share                                                    0.26             0.03             0.22               0.03
                                                                      ==========       =========        =========          =========

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